As filed with the Securities and Exchange Commission on December 19, 2017.

Registration Statement No. 333-221034

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

Amendment No. 5

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iClick Interactive Asia Group Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15/F

Prosperity Millennia Plaza

663 King’s Road, Quarry Bay

Hong Kong S.A.R., People’s Republic of China

Tel: +852 3700 9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services, Inc.

4th Floor, 400 Madison Avenue

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shuang Zhao, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road, Causeway Bay, Hong Kong (852) 2521 4122	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 18/F, The Hong Kong Club Building 3A Chater Road, Central, Hong Kong (852) 2533 3368

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company   ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered(1)(2)	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.001 per share	2,156,250	US$18.00	US$38,812,500	US$4,832.16

(1)	American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-221860). Two American depositary shares represent one class A ordinary share.
(2)	Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 5 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 4 to the Registration Statement, filed on December 18, 2017.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The new articles of association that we expect to adopt to become effective upon completion of this offering provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such only if they acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, only if they had no reasonable cause to believe that their conduct was unlawful.

Pursuant to the form of indemnification agreement filed as Exhibit 10.9 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities. We believe that our issuances of share awards to our employees, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act.

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discounts and Commissions
Big Tooth Corporation	December 22, 2014	274,752 ordinary shares	Note 1	Not applicable
Arda Holdings Limited	December 23, 2014	255,033 ordinary shares	Note 2	Not applicable
BlueFocus International Limited	December 30, 2014	742,320 ordinary shares	US$12.0 million	Not applicable
BlueFocus International Limited	December 30, 2014	2,493,018 series D preferred shares	US$48.0 million	Not applicable
Bondwa Enterprise Limited	February 13, 2015	71,076 ordinary shares	Note 3	Not applicable
Triwin Holdings Limited	February 13, 2015	71,075 ordinary shares	Note 3	Not applicable
Igomax Inc.	July 24, 2015	1,496,399 ordinary shares	Note 4	Not applicable
Zaffre Investments, Inc.	July 24, 2015	446,604 ordinary shares	Note 4	Not applicable

Purchaser	Date of Issuance	Number of Securities	Consideration in U.S. Dollars	Underwriting Discounts and Commissions
BAI GmbH	July 24, 2015	592,088 ordinary shares	Note 4	Not applicable
Arda Holdings Limited	July 24, 2015	632,581 ordinary shares	Note 2	Not applicable
Arda Holdings Limited	October 14, 2015	945,663 ordinary shares	Note 2	Not applicable
Shenwan Hongyuan Goldspring Fund I	December 28, 2016	1,068,114 series E preferred shares	US$20.0 million	Not applicable

1	These ordinary shares were issued to Blue Tooth Corporation in recognition of Mr. Robert Tran’s consulting services to us.
2	These ordinary shares were issued to Arda Holdings Limited to reserve for future grant and exercise of options under the 2010 Plan.
3	These ordinary shares were issued to Bondwa Enterprise Limited and Triwin Holdings Limited, then-shareholders of Buzzinate as share consideration for our acquisition of Buzzinate.
4	These ordinary shares were issued to Igomax Inc., Zaffre Investment, Inc., and BAI GmbH, then-shareholders of OptAim as share consideration for our acquisition of OptAim.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

1.1	Form of Underwriting Agreement

3.1†	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, effective upon completion of this offering

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3†	Form of Deposit Agreement among the Registrant, the Depositary and Beneficial Owners of the American Depositary Receipts

5.1†	Opinion of Travers Thorp Alberga Attorneys at Law regarding the validity of the ordinary shares being registered and certain other legal matters

8.1†	Opinion of Travers Thorp Alberga Attorneys at Law regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	Series E Share Subscription Agreement dated December 19, 2016

10.2†	Fourth Amended and Restated Shareholders Agreement dated December 28, 2016

10.3†	English translation of Exclusive Business Cooperation Agreement between OptAim Beijing, OptAim Network and Zhiyunzhong dated January 16, 2015

10.4†	English translation of Second Amended and Restated Exclusive Call Option Agreement among OptAim Beijing, OptAim Network and the shareholders of OptAim Network dated May 26, 2017

10.5†	English translation of Second Amended and Restated Equity Pledge Agreement among OptAim Beijing, OptAim Network and the shareholders of OptAim Network dated May 26, 2017

10.6†	English translation of Irrevocable Powers of Attorney granted by the Jian Tang and Jie Jiao dated May 26, 2017

10.7†	English translation of Spousal Consents granted by Xinyu Fan dated May 26, 2017

10.8†	2010 Share Option Incentive Scheme of the Registrant

10.9†	Form of Indemnification Agreement with Executive Officers and Directors

10.10†	Form of Employment Agreement and One Way Non-disclosure Agreement with Executive Officers

10.11†	2017 Share Incentive Plan

10.12†	English Translation of Tencent Advertising Agency Agreement for 2017

10.13†	English Translation of Tencent Advertising Placement Contract for 2017

21.1†	List of Subsidiaries of the Registrant

23.1†	Consent of PricewaterhouseCoopers

23.2†	Consent of Travers Thorp Alberga Attorneys at Law (included in Exhibit 5.1)

23.3†	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)

23.4†	Consent of Scott Moore

23.5†	Consent of Dylan Huang

23.6†	Consent of Honnus Cheung

24.1†	Powers of Attorney (included on signature page in Part II of the registration statement)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

99.3†	Consent of Frost & Sullivan

†	Previously filed

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is shown in the Consolidated Financial Statements and the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on December 19, 2017.

iClick Interactive Asia Group Limited

By:	/s/ Wing Hong Sammy Hsieh
Name:	Wing Hong Sammy Hsieh
Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wing Hong Sammy Hsieh Wing Hong Sammy Hsieh	Chief Executive Officer and Executive Chairman of the Board (principal executive officer)	December 19, 2017

/s/ Jie Jiao Jie Jiao	Chief Financial Officer (principal financial and principal accounting officer)	December 19, 2017

* Jian Tang	Director	December 19, 2017

* Yau Ping Ricky Ng	Director	December 19, 2017

* Yu Long	Director	December 19, 2017

* Antares Au	Director	December 19, 2017

*By:	/s/ Wing Hong Sammy Hsieh
Name: Wing Hong Sammy Hsieh
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of iClick Interactive Asia Group Limited, has signed this registration statement or amendment thereto in New York on December 19, 2017.

Authorized U.S. Representative
By:	/s/ Diana Arias
Name:	Diana Arias, on behalf of Law Debenture Corporate Services Inc.
Title:	Senior Manager